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                                                                    EXHIBIT 4.53

     SUPPLEMENTAL AGREEMENT NO. 2 TO THE PREMISES LEASE AGREEMENT NO. TD0154

Party A: Beijing GaoLing Estate Development Co. Ltd.
Party B: Beijing AirInbox Information Technologies Co., Ltd.
Party C: Kongzhong (China) Co. Ltd.

     The following amendment (the "Supplemental Agreement") to the Premises Lease Agreement No. TD0154 dated February 25, 2005 (the "Lease Agreement") have been entered into by the parties hereto after friendly negotiations:

1. All the parties hereto agree that "Beijing AirInbox Information Technologies Co., Ltd." shall be replaced by "Kongzhong (China) Co. Ltd." as the tenant shown in the Lease Agreement.

2. All Party B's obligations and rights under the Lease Agreement shall be assumed by Party C.

3. All Party B's credits or debts generated from the Lease Agreement shall be assumed by Party C.

4. As a supplement and amendment to the Lease Agreement, this Supplemental Agreement is of equal legal effects. Should there be any conflict between this Supplemental Agreement and the Lease Agreement, this Supplemental Agreement shall prevail while all other provisions of the Lease Agreement shall remain as effective.

5. This Supplemental Agreement shall have three original copies, with each party hereto holding one copy. It shall become effective upon the execution by each party hereto.

Party A: Beijing GaoLing Estate Development Co. Ltd.


Legal Representative or Trustee: Sun Jianghai (Signature) (Corporate Seal)
Dated: April 16, 2006


Party B: Beijing AirInbox Information Technologies Co., Ltd.


Legal Representative or Trustee: Wang Guijun (Signature) (Corporate Seal)
Dated: April 14, 2006


Party C: Kongzhong (China) Co. Ltd.


Legal Representative or Trustee: Wang Guijun (Signature) (Corporate Seal)
Dated: April 14, 2006